EXHIBIT 2.1

PLAN OF CONVERSION AND REORGANIZATION

OF

KEARNY MHC

TABLE OF CONTENTS

1.	Introduction	1
2.	Definitions	2
3.	Procedures for conversion	8
4.	Holding company applications and approvals	11
5.	Sale of subscription shares	11
6.	Purchase price and number of subscription shares	12
7.	Retention of conversion proceeds by the holding company	13
8.	Subscription rights of eligible account holders (first priority)	13
9.	Subscription rights of employee plans (second priority)	14
10.	Subscription rights of supplemental eligible account holders (third priority)	14
11.	Subscription rights of other members (fourth priority)	15
12.	Community offering	15
13.	Syndicated community offering and/or firm commitment underwritten offering	16
14.	Limitations on purchases	17
15.	Payment for subscription shares	18
16.	Manner of exercising subscription rights through order forms	19
17.	Undelivered, defective or late order form; insufficient payment	20
18.	Residents of foreign countries and certain states	21
19.	Establishment of liquidation accounts	21
20.	Voting rights of stockholders	24
21.	Restrictions on resale or subsequent disposition	24
22.	Requirements for stock purchases by directors and officers following the conversion	25
23.	Transfer of deposit accounts	25
24.	Registration and marketing	25
25.	Tax rulings or opinions	26
26.	Stock benefit plans and employment agreements	26
27.	Restrictions on acquisition of bank and holding company	27
28.	Payment of dividends and repurchase of stock	28
29.	Articles of incorporation and bylaws	28
30.	Consummation of conversion and effective date	28
31.	Expenses of conversion	29
32.	Amendment or termination of plan	29
33.	Conditions to conversion	29
34.	Interpretation	30

Exhibit A	Form of Agreement of Merger between Kearny MHC and Kearny Financial Corp.

Exhibit B	Form of Agreement of Merger between Kearny Financial Corp., a federal corporation, and Kearny Financial Corp., a Maryland corporation

(i)

PLAN OF CONVERSION AND REORGANIZATION OF

KEARNY MHC

1.	INTRODUCTION

This Plan of Conversion and Reorganization (the “Plan”) provides for the conversion of Kearny MHC, a federal mutual holding company (the “Mutual Holding Company”), from the mutual to the capital stock form of organization.  The Mutual Holding Company currently owns a majority of the common stock of Kearny Financial Corp., a federal stock corporation (the “Mid-Tier Holding Company”), which owns 100% of the common stock of Kearny Federal Savings Bank (the “Bank”), a federally-chartered stock savings bank.  A new stock holding company (the “Holding Company”) will be established as part of the Conversion, will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company, and will issue Holding Company Common Stock in the Conversion.  The purpose of the Conversion is to convert the Mutual Holding Company to the capital stock form of organization which will provide the Bank and the Holding Company with additional capital to grow and to respond to changing regulatory and market conditions.  The Conversion will also provide the Bank and the Holding Company greater flexibility to effect corporate transactions, including mergers, acquisitions and branch expansions.  The Holding Company Common Stock will be offered for sale in the Offering upon the terms and conditions set forth herein.  The subscription rights granted to Participants in the Subscription Offering are set forth in Sections 8 through 11 hereof.  All sales of Holding Company Common Stock in the Community Offering, in the Syndicated Community Offering or in the Firm Commitment Underwritten Offering, or in any other manner permitted by the Bank Regulators, will be at the sole discretion of the Board of Directors of the Bank and the Holding Company.  As part of the Conversion, each Minority Stockholder will receive Holding Company Common Stock in exchange for Minority Shares.  The Conversion will have no impact on depositors, borrowers or other customers of the Bank.  After the Conversion, the Bank’s insured deposits will continue to be insured by the FDIC to the extent provided by applicable law.

In furtherance of the Bank’s commitment to its community, this Plan contemplates that a contribution of Holding Company Common Stock and/or cash, subject to regulatory limitations, will be made to the Foundation.  The funding of the Foundation is intended to enhance the Bank’s existing community reinvestment activities in a manner that will allow the Bank’s local communities to share in the growth and profitability of the Holding Company and the Bank over the long term.

This Plan has been adopted by the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank.  This Plan also must be approved by at least (i) a majority of the total votes eligible to be cast by Voting Members at the Special Meeting of Members, (ii) two-thirds of the total votes eligible to be cast by Stockholders at the Meeting of Stockholders, and (iii) a majority of the total votes eligible to be cast by Minority Stockholders at the Meeting of Stockholders.  Approval of this Plan by the Voting Members shall constitute approval of each of the transactions necessary to implement this Plan, including the MHC Merger and the Mid-Tier Merger, by Voting Members in their capacity as members of the Mutual Holding Company.  The Federal Reserve must approve this Plan before it is presented to Voting Members and Stockholders of the Mid-Tier Holding Company for their approval.

       For purposes of this Plan, each holder of a deposit account in Atlas Bank (which merged into Kearny Bank on June 30, 2014) shall have the same rights and privileges as a depositor under this Plan as if the deposit account had been established at the Bank on the date established at Atlas Bank.  For purposes of this Plan, each “member,” as defined in the Federal Mutual Association Charter of Atlas Bank, shall have the same rights and privileges as a Member, Other Member and Voting Member under this Plan as if the membership had been established at the Bank on the date established at Atlas Bank.

2.	DEFINITIONS

For the purposes of this Plan, the following terms have the following meanings:

Account Holder – Any Person holding a Deposit Account in the Bank.

Acting in Concert – The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.  A person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Affiliate – Any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

Appraised Value Range – The range of the estimated consolidated pro forma market value of the Holding Company, which shall also be equal to the estimated pro forma market value of the total number of shares of Conversion Stock to be issued in the Conversion, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.  The maximum and minimum of the Appraised Value Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Appraised Value Range.

Articles of Combination – The Articles of Combination filed with the Federal Reserve and any similar documents filed with the Bank Regulators in connection with the consummation of any merger relating to the Conversion.

Articles of Merger – The Articles of Merger filed with the Secretary of State of the State of Maryland and any similar documents in connection with the consummation of any merger relating to the Conversion.

Associate – The term Associate when used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Mutual Holding Company, the Mid-Tier Holding Company, the Bank or a majority-owned subsidiary of the Mutual Holding Company, the Mid-Tier Holding Company or the Bank) if the person is a senior officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization, (ii) any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes of this Plan relating to subscriptions in the Offering and the sale of Subscription Shares following the Conversion, a person who has a substantial beneficial interest in any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan, or who is a trustee or fiduciary of such plan, is not an Associate of such plan, and except that, for purposes of aggregating total shares that may be held by Officers and Directors the term “Associate” does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any person who is related by blood or marriage to such person and (A) who lives in the same home as such person or (B) who is a Director or Officer of the Mutual Holding Company, the Mid-Tier Holding Company, the Bank or the Holding Company, or any of their parents or subsidiaries.

Bank – Kearny Federal Savings Bank, Fairfield, New Jersey.

Bank Liquidation Account – The account established by the Bank representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders in connection with the Conversion.

Bank Regulators – The Federal Reserve and other bank regulatory agencies, if any, responsible for reviewing and approving the Conversion, including the ownership of the Bank by the Holding Company and the mergers required to effect the Conversion.

Code – The Internal Revenue Code of 1986, as amended.

Community – The New Jersey counties of Bergen, Essex, Hudson, Middlesex, Monmouth, Morris, Ocean, Passaic and Union and the New York counties of Kings and Richmond.

Community Offering – The offering of Subscription Shares not subscribed for in the Subscription Offering for sale to certain members of the general public directly by the Holding Company.  The Community Offering may occur concurrently with the Subscription Offering, any Syndicated Community Offering or both, or upon conclusion of the Subscription Offering.

Control – (including the terms “controlling,” “controlled by,” and “under common control with”) means the direct or indirect power to direct or exercise a controlling influence over the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise as described in 12 C.F.R. Part 238.

Conversion – The conversion and reorganization of the Mutual Holding Company to stock form pursuant to this Plan, and all steps incident or necessary thereto, including the Offering and the Exchange Offering.

Conversion Stock – The Subscription Shares, the Exchange Shares and the Foundation Shares.

Deposit Account – Any withdrawable account, including, without limitation, savings, time, demand, NOW accounts, money market, certificate and passbook accounts.

Director – A member of the Board of Directors of the Bank, the Mid-Tier Holding Company, the Holding Company or the Mutual Holding Company, as appropriate in the context.

Eligible Account Holder – Any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights and establishing subaccount balances in the Liquidation Account.

Eligibility Record Date – The date for determining Eligible Account Holders of the Bank, which is July 31, 2013.

Employees – All Persons who are employed by the Bank, the Mid-Tier Holding Company, the Holding Company or the Mutual Holding Company.

Employee Plans – Any one or more Tax-Qualified Employee Stock Benefit Plans of the Bank, its subsidiaries or the Holding Company, including any ESOP and 401(k) Plan.

ESOP – The Bank’s Employee Stock Ownership Plan and related trust.

Exchange Offering – The offering of Holding Company Common Stock to Minority Stockholders in exchange for Minority Shares.

Exchange Ratio – The rate at which shares of Holding Company Common Stock are exchanged for Minority Shares upon consummation of the Conversion.  The Exchange Ratio (which shall be rounded to four decimal places) shall be determined such that as of the closing of the Conversion the rate will result in the Minority Stockholders owning in the aggregate the same percentage of the outstanding shares of Holding Company Common Stock immediately upon completion of the Conversion as the percentage of Mid-Tier Holding Company common stock owned by them in the aggregate immediately prior to the consummation of the Conversion before giving effect to (a) cash in lieu of any fractional shares and (b) any Subscription Shares purchased by Minority Stockholders in the Offering; provided that, the exchange ratio will be adjusted to reflect assets held by the Mutual Holding Company (other than shares of stock of Mid-Tier Holding Company).

Exchange Shares – The shares of Holding Company Common Stock issued to Minority Stockholders in the Exchange Offering.

FDIC – The Federal Deposit Insurance Corporation.

Federal Reserve – The Board of Governors of the Federal Reserve System.

Firm Commitment Underwritten Offering – The offering, at the sole discretion of the Holding Company, of Subscription Shares not subscribed for in the Subscription Offering and any Community Offering or Syndicated Community Offering, to members of the general public through one or more underwriters.  A Firm Commitment Underwritten Offering may occur following the Subscription Offering and any Community Offering or Syndicated Community Offering.

Foundation – KearnyBank Foundation, a new charitable foundation intended to qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended that will receive Holding Company Common Stock and/or cash in connection with the Offering.

Foundation Shares – Shares of Holding Company Common Stock issued to the Foundation in connection with the Conversion.

Holding Company – The Maryland corporation formed for the purpose of acquiring all of the shares of capital stock of the Bank in connection with the Conversion.  Shares of Holding Company Common Stock will be issued in the Conversion to Participants, Minority Stockholders and others in the Conversion.

Holding Company Common Stock – The common stock, par value $0.01 per share, of the Holding Company.

Independent Appraiser – The appraiser retained by the Mutual Holding Company, Mid-Tier Holding Company and the Bank to prepare an appraisal of the pro forma market value of the Holding Company.

Liquidation Account – The account established by the Holding Company representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders in connection with the Conversion in exchange for their interests in the Mutual Holding Company immediately prior to the Conversion.

Majority Ownership Interest – A fraction, the numerator of which is equal to the number of shares of Mid–Tier Holding Company common stock owned by the Mutual Holding Company immediately prior to the completion of the Conversion, and the denominator of which is equal to the total number of shares of Mid–Tier Holding Company common stock issued and outstanding immediately prior to the completion of the Conversion.

Meeting of Stockholders – The special or annual meeting of stockholders of the Mid-Tier Holding Company and any adjournments thereof held to consider and vote upon this Plan.

Member – Any Person who qualifies as a member of the Mutual Holding Company pursuant to its charter.

MHC Merger – The merger of the Mutual Holding Company with and into the Mid-Tier Holding Company, with the Mid-Tier Holding Company as the surviving entity, which merger shall occur immediately prior to completion of the Conversion, as set forth in this Plan.

Mid-Tier Holding Company – Kearny Financial Corp., the federal corporation that owns 100% of the Bank’s common stock and any successor thereto.

Mid-Tier Merger – The merger of the Mid-Tier Holding Company with the Holding Company, with the Holding Company as the resulting entity, which merger shall occur immediately following the MHC Merger and prior to the completion of the Conversion, as set forth in this Plan.

Minority Shares – Any outstanding common stock of the Mid-Tier Holding Company, or shares of common stock of the Mid-Tier Holding Company issuable upon the exercise of options or grant of stock awards, owned by persons other than the Mutual Holding Company.

Minority Stockholder – Any owner of Minority Shares.

Mutual Holding Company – Kearny MHC, the mutual holding company of the Mid-Tier Holding Company.

Offering – The offering and issuance, pursuant to this Plan, of Holding Company Common Stock in a Subscription Offering, Community Offering and/or Syndicated Community Offering or Firm Commitment Underwritten Offering, as the case may be.  The term “Offering” does not include Holding Company Common Stock issued in the Exchange Offering.

Offering Range – The range of the number of shares of Holding Company Common Stock offered for sale in the Offering multiplied by the Subscription Price.  The Offering Range shall be equal to the Appraised Value Range multiplied by the Majority Ownership Interest (as adjusted to reflect assets held by Mutual Holding Company other than shares of stock of the Mid-Tier Holding Company).  The maximum and minimum of the Offering Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Offering Range.

Officer – The term Officer means the president, any vice-president (but not an assistant vice-president, second vice-president, or other vice president having authority similar to an assistant or second vice-president), the secretary, the treasurer, the comptroller, and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.  The term Officer also includes the chairman of the Board of Directors if the chairman is authorized by the charter or bylaws of the organization to participate in its operating management or if the chairman in fact participates in such management.

Order Form – Any form (together with any cover letter and acknowledgments) sent to any Participant or Person containing among other things a description of the alternatives available to such Person under this Plan and by which any such Person may make elections regarding subscriptions for Subscription Shares.

Other Member – Any Person holding a Deposit Account with a positive balance on the Voting Record Date who is not an Eligible Account Holder or Supplemental Eligible Account Holder, and any borrower who qualifies as a Voting Member.

Participant – Any Eligible Account Holder, Employee Plan, Supplemental Eligible Account Holder or Other Member.

Person – An individual, a corporation, a partnership, an association, a joint-stock company, a limited liability company, a trust, an unincorporated organization, or a government or political subdivision of a government.

Plan – This Plan of Conversion and Reorganization of the Mutual Holding Company as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

Prospectus – The one or more documents used in offering the Conversion Stock.

Qualifying Deposit – The aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, or (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.  The term “Qualifying Deposit” shall also include the aggregate balance of all Deposit Accounts of not less than $50 held by Persons at the close of business on the Eligibility Record Date at Atlas Bank which was merged with and into the Bank on June 30, 2014, subject to any applicable rules of the Bank Regulators.

Resident – Any Person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature.  To the extent the Person is a corporation or other business entity, to be a Resident the principal place of business or headquarters of the corporation or business entity must be in the Community.  To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition.  In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition.  The Mutual Holding Company and the Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident.  In all cases, however, such a determination shall be in the sole discretion of the Mutual Holding Company and the Bank.  A Person must be a “Resident” for purposes of determining whether such person “resides” in the Community as such term is used in this Plan.

SEC – The United States Securities and Exchange Commission.

Special Meeting of Members – The special or annual meeting of Voting Members and any adjournments thereof held to consider and vote upon this Plan.

Stockholder – Any owner of outstanding common stock of the Mid-Tier Holding Company, including the Mutual Holding Company.

Subscription Offering – The offering of Subscription Shares to Participants.

Subscription Price – The price per Subscription Share to be paid by Participants and others in the Offering.  The Subscription Price will be $10.00 unless otherwise determined by the Board of Directors of the Holding Company and fixed prior to the commencement of the Subscription Offering.

Subscription Shares – Shares of Holding Company Common Stock offered for sale in the Offering.  Subscription Shares do not include Exchange Shares.

Supplemental Eligible Account Holder – Any Person, other than Directors and Officers of the Mutual Holding Company, the Bank and the Mid-Tier Holding Company (unless the Federal Reserve grants a waiver permitting a Director or Officer to be included) and their Associates, holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder.

Supplemental Eligibility Record Date – The date for determining Supplemental Eligible Account Holders, which shall be the last day of the calendar quarter preceding Federal Reserve approval of the application for conversion.  The Supplemental Eligibility Record Date will only occur if the Federal Reserve has not approved the Conversion within 15 months after the Eligibility Record Date.

Syndicated Community Offering – The offering, at the sole discretion of the Holding Company, of Subscription Shares not subscribed for in the Subscription Offering and the Community Offering, to members of the general public through a syndicate of broker-dealers.  The Syndicated Community Offering may occur concurrently with the Subscription Offering and any Community Offering.

Tax-Qualified Employee Stock Benefit Plan – Any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Code.  A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution plan which is not so qualified.

Voting Member – Any Person who at the close of business on the Voting Record Date is entitled to vote as a member of the Mutual Holding Company.

Voting Record Date – The date fixed by the Directors for determining eligibility to vote at the Special Meeting of Members and/or the Meeting of Stockholders.

3.	PROCEDURES FOR CONVERSION

A.           After approval of the Plan by the Boards of Directors of the Bank, the Mid-Tier Holding Company and the Mutual Holding Company, the Plan together with all other requisite material shall be submitted to the Bank Regulators for approval.  Notice of the adoption of the Plan by the Boards of Directors of the Bank, the Mutual Holding Company and the Mid-Tier Holding Company will be published in a newspaper having general circulation in each community in which an office of the Bank is located, and copies of the Plan will be made available at each office of the Bank for inspection by depositors.  The Mutual Holding Company will publish a notice of the filing with the Bank Regulators of an application to convert in accordance with the provisions of the Plan as well as notices required in connection with any holding company, merger or other applications required to complete the Conversion.

B.           Promptly following approval by the Bank Regulators, this Plan will be submitted to a vote of the Voting Members at the Special Meeting of Members and of the Stockholders at the Meeting of Stockholders.  The Mutual Holding Company will mail to all Voting Members, at their last known address appearing on the records of the Bank as of the Voting Record Date, a proxy statement in either long or summary form describing this Plan, which will be submitted to a vote of Voting Members at the Special Meeting of Members.  The Mid-Tier Holding Company will mail to all Minority Stockholders a proxy statement describing this Plan, which will be submitted to a vote of Stockholders at the Meeting of Stockholders. The Holding Company also will mail to all Participants a Prospectus and Order Form for the purchase of Subscription Shares.  In addition, all Participants will receive, or will be given the opportunity to request by either telephone or by letter addressed to the Bank’s Secretary, a copy of this Plan as well as the articles of incorporation or bylaws of the Holding Company.  This Plan must be approved by at least (i) a majority of the total votes eligible to be cast by Voting Members at the Special Meeting of Members, (ii) two-thirds of the total votes eligible to be cast by Stockholders at the Meeting of Stockholders, and (iii) a majority of the total votes eligible to be cast by Minority Stockholders at the Meeting of Stockholders.  Upon such approval of this Plan, the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank will take all other necessary steps pursuant to applicable laws and regulations to consummate the Conversion.  The Conversion must be completed within 24 months of the approval of this Plan by Voting Members, unless a longer time period is permitted by governing laws and regulations.

C.           The period for the Subscription Offering will be not less than 20 days nor more than 45 days from the date Participants are first mailed a Prospectus and Order Form, unless extended.  Any shares of Holding Company Common Stock for which subscriptions have not been received in the Subscription Offering may be issued in a Community Offering, and/or a Syndicated Community Offering or a Firm Commitment Underwritten Offering, or in any other manner permitted by the Bank Regulators.  All sales of shares of Holding Company Common Stock must be completed within 45 days after the last day of the Subscription Offering, unless the offering period is extended by the Mutual Holding Company and the Holding Company with the approval of the Bank Regulators.

D.           The Conversion will be effected as follows, or in any other manner that is consistent with the purposes of this Plan and applicable laws and regulations.  The choice of which method to use to effect the Conversion will be made by the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank immediately prior to the closing of the Conversion.  Each of the steps set forth below shall be deemed to occur in such order as is necessary to consummate the Conversion pursuant to this Plan, the intent of the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank, and applicable federal and state regulations and policy.  Approval of this Plan by Voting Members and Stockholders of the Mid-Tier Holding Company also shall constitute approval of each of the transactions necessary to implement this Plan.

(1)	The Holding Company will be organized as a first-tier stock subsidiary of the Mid-Tier Holding Company.

(2)
The Mutual Holding Company will merge with the Mid-Tier Holding Company with the Mid-Tier Holding Company as the surviving entity pursuant to the Agreement of Merger attached hereto as Exhibit A, whereby the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be canceled and Members will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their ownership interests in the Mutual Holding Company.

(3)
Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with the Holding Company with the Holding Company as the surviving entity pursuant to the Agreement of Merger attached hereto as Exhibit B, whereby the Bank will become the wholly-owned subsidiary of the Holding Company.  As part of the Mid-Tier Merger, the liquidation interests in the Mid-Tier Holding Company constructively received by Members as part of the MHC Merger will automatically, without further action on the part of the holders thereof, be exchanged for interests in the Liquidation Account, and each of the Minority Shares shall automatically, without further action on the part of the holders thereof, be converted into and become the right to receive Holding Company Common Stock based upon the Exchange Ratio.

(4)	Immediately after the Mid-Tier Merger, the Holding Company will offer for sale the Holding Company Common Stock in the Offering.

(5)
The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for additional shares of common stock of the Bank and in exchange for the Bank Liquidation Account.

E.           As part of the Conversion, each of the Minority Shares outstanding immediately prior to consummation of the Conversion shall automatically, without further action on the part of the holders thereof, be converted into and become the right to receive Holding Company Common Stock based upon the Exchange Ratio.  The basis for exchange of Minority Shares for Holding Company Common Stock shall be fair and reasonable.  Options to purchase shares of Mid-Tier Holding Company common stock which are outstanding immediately prior to the consummation of the Conversion shall be converted into options to purchase shares of Holding Company Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged.

F.           The Holding Company shall register the Conversion Stock with the SEC and any appropriate state securities authorities.  In addition, the Mid-Tier Holding Company shall prepare preliminary proxy materials as well as other applications and information for review by the SEC in connection with the solicitation of Stockholder approval of this Plan.

G.           All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mid-Tier Holding Company and the Mutual Holding Company shall be automatically transferred to and vested in the Holding Company by virtue of the Conversion without any deed or other document of transfer.  The Holding Company, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Mid-Tier Holding Company and the Mutual Holding Company.  The Holding Company shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mid-Tier Holding Company and the Mutual Holding Company immediately prior to the Conversion, including liabilities for all debts, obligations and contracts of the Mid-Tier Holding Company and the Mutual Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mid-Tier Holding Company and the Mutual Holding Company.

H.           The home office and branch offices of the Bank shall be unaffected by the Conversion.  The executive offices of the Holding Company shall be located at the current offices of the Mutual Holding Company and Mid-Tier Holding Company.

4.	HOLDING COMPANY APPLICATIONS AND APPROVALS

The Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank will take all necessary steps to convert the Mutual Holding Company to stock form, form the Holding Company and complete the Offering.  The Mutual Holding Company, Mid-Tier Holding Company, Bank and Holding Company shall make timely applications to the Bank Regulators and filings with the SEC for any requisite regulatory approvals to complete the Conversion.

5.	SALE OF SUBSCRIPTION SHARES

The Subscription Shares will be offered simultaneously in the Subscription Offering to the Participants in the respective priorities set forth in this Plan.  The Subscription Offering may begin as early as the mailing of the proxy statement for the Special Meeting of Members.  The Holding Company Common Stock will not be insured by the FDIC.  The Bank will not extend credit to any Person to purchase shares of Holding Company Common Stock.

Any shares of Holding Company Common Stock for which subscriptions have not been received in the Subscription Offering may be issued in the Community Offering, subject to the terms and conditions of this Plan.  The Community Offering, if any, will involve an offering of unsubscribed shares directly to the general public with a first preference given to those natural persons and trusts of natural persons residing in the Community and the next preference given to Minority Stockholders as of the Voting Record Date.  The Community Offering may begin at any time during or after the Subscription Offering. The offer and sale of Holding Company Common Stock prior to the Special Meeting of Members, however, is subject to the approval of this Plan by the Voting Members and the Stockholders of the Mid-Tier Holding Company, including Minority Stockholders.

If feasible, any shares of Holding Company Common Stock remaining unsold after the Subscription Offering and any Community Offering may be offered for sale in a Syndicated Community Offering or a Firm Commitment Underwritten Offering, or in any manner approved by the Bank Regulators that will achieve a widespread distribution of the Holding Company Common Stock.  The issuance of Holding Company Common Stock in the Subscription Offering and any Community Offering will be consummated simultaneously on the date the sale of Holding Company Common Stock is consummated in any Syndicated Community Offering or Firm Commitment Underwritten Offering, and only if the required minimum number of shares of Holding Company Common Stock has been issued.

6.	PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES

The total number of shares of Conversion Stock to be offered in the Conversion will be determined jointly by the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Holding Company immediately prior to the commencement of the Subscription Offering, and will be based on the Appraised Value Range and the Subscription Price.  The Offering Range will be equal to the Appraised Value Range multiplied by the Majority Ownership Interest, as adjusted to reflect certain assets held by Mutual Holding Company.  The estimated pro forma consolidated market value of the Holding Company will be subject to adjustment within the Appraised Value Range if necessitated by market or financial conditions, with the receipt of any required approvals of the Bank Regulators, and the maximum of the Appraised Value Range may be increased by up to 15% subsequent to the commencement of the Subscription Offering to reflect changes in market and financial conditions or demand for the shares.  The number of shares of Conversion Stock issued in the Conversion will be equal to the estimated pro forma consolidated market value of the Holding Company, as may be amended, divided by the Subscription Price, and the number of Subscription Shares issued in the Offering will be equal to the product of (i) the estimated pro forma consolidated market value of the Holding Company, as may be amended, divided by the Subscription Price, and (ii) the Majority Ownership Interest, as adjusted to reflect certain assets held by Mutual Holding Company.

In the event that the Subscription Price multiplied by the number of shares of Conversion Stock to be issued in the Conversion is below the minimum of the Appraised Value Range, or materially above the maximum of the Appraised Value Range, a resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Appraised Value Range will not be deemed material so as to require a resolicitation.  Any such resolicitation shall be effected in such manner and within such time as the Mutual Holding Company, Mid-Tier Holding Company, the Holding Company and the Bank shall establish, if all required regulatory approvals are obtained.

Notwithstanding the foregoing, shares of Conversion Stock will not be issued unless, prior to the consummation of the Conversion, the Independent Appraiser confirms to the Bank, the Mutual Holding Company, the Holding Company, and the Bank Regulators, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the number of shares of Conversion Stock issued in the Conversion multiplied by the Subscription Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company.  If such confirmation is not received, the Holding Company may cancel the Offering and the Exchange Offering, extend the Offering and establish a new Subscription Price and/or Appraised Value Range, hold a new Offering and Exchange Offering after canceling the Offering and the Exchange Offering, or take such other action as the Bank Regulators may permit.

The Holding Company Common Stock to be issued in the Conversion shall be fully paid and nonassessable.

7.	RETENTION OF CONVERSION PROCEEDS BY THE HOLDING COMPANY

The Holding Company may retain up to 50% of the net proceeds of the Offering.  The Holding Company believes that the Offering proceeds will provide economic strength to the Holding Company and the Bank for the future in a highly competitive and regulated financial services environment, and would support the growth in the operations of the Holding Company and the Bank through increased lending, acquisitions of financial service organizations, continued diversification into other related businesses and other business and investment purposes, including the possible payment of dividends and possible future repurchases of the Holding Company Common Stock as permitted by applicable federal and state regulations and policy.

8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

A.           Each Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of $1,500,000 of Holding Company Common Stock, 0.10% of the total number of shares of Holding Company Common Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the purchase limitations specified in Section 14.

B.           In the event that Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which such Eligible Account Holder has subscribed.  Any remaining shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied.  If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

C.           Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates that are based on deposits made by such persons during the 12 months preceding the Eligibility Record Date shall be subordinated to the subscription rights of all other Eligible Account Holders, except as permitted by the Bank Regulators.

9.	SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)

The Employee Plans shall have subscription rights to purchase in the aggregate up to 10% of the Subscription Shares issued in the Offering and contributed to the Foundation, including any Subscription Shares to be issued as a result of an increase in the maximum of the Offering Range after commencement of the Subscription Offering and prior to completion of the Conversion.  Consistent with applicable laws and regulations and practices and policies, the Employee Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such subscription rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirements.  The Employee Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director or Officer of the Holding Company or the Bank.  Alternatively, if permitted by the Bank Regulators, the Employee Plans may purchase all or a portion of such shares in the open market after the completion of the Conversion.

10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)

A.           Each Supplemental Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of $1,500,000 of Holding Company Common Stock, 0.10% of the total number of shares of Holding Company Common Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders and Employee Plans and subject to the purchase limitations specified in Section 14.

B.           In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which such Supplemental Eligible Account Holder has subscribed.  Any remaining shares will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of such Supplemental Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.  If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

11.	SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)

A.           Each Other Member shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of $1,500,000 of Holding Company Common Stock or 0.10% of the total number of shares of Holding Company Common Stock issued in the Offering, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders and subject to the purchase limitations specified in Section 14.

B.           In the event that such Other Members subscribe for a number of Subscription Shares which, when added to the Subscription Shares subscribed for by the Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of Subscription Shares to be issued, the available shares will be allocated among Other Members so as to permit each such subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Other Member has subscribed.  Any remaining shares will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied in the proportion that the amount of the subscription of each such Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

12.	COMMUNITY OFFERING

If subscriptions are not received for all Subscription Shares offered for sale in the Subscription Offering, shares for which subscriptions have not been received may be offered for sale in the Community Offering through a direct community marketing program which may use a broker, dealer, consultant or investment banking firm experienced and expert in the sale of savings institutions securities.  Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof.  In the event orders for Holding Company Common Stock in the Community Offering exceed the number of shares available for sale, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons (including trusts of natural persons) residing in the Community, next to cover orders of Minority Stockholders as of the Voting Record Date, and thereafter to cover orders of other members of the general public. In the event orders for Holding Company Common Stock exceed the number of shares available for sale in a category pursuant to the purchase priorities described in the preceding sentence, shares will be allocated within the category so that each member of that category will receive the lesser of 100 shares or the amount ordered and thereafter remaining shares will be allocated on an equal number of shares basis per order. In connection with the allocation, orders received for Holding Company Common Stock in the Community Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order. The Mutual Holding Company and the Holding Company shall use their best efforts consistent with this Plan to distribute Holding Company Common Stock sold in the Community Offering in such a manner as to promote the widest distribution practicable of such stock.  The Holding Company reserves the right to reject any or all orders, in whole or in part, that are received in the Community Offering.  Any Person may purchase up to $1,500,000 of Holding Company Common Stock in the Community Offering, subject to the purchase limitations specified in Section 14.

13.	SYNDICATED COMMUNITY OFFERING OR FIRM COMMITMENT UNDERWRITTEN OFFERING

If feasible, the Board of Directors may determine to offer Subscription Shares not sold in the Subscription Offering or the Community Offering, if any, for sale in a Syndicated Community Offering, subject to such terms, conditions and procedures as may be determined by the Mutual Holding Company and the Holding Company, in a manner that will achieve the widest distribution of Holding Company Common Stock, subject to the right of the Holding Company to accept or reject in whole or in part any orders in the Syndicated Community Offering. In the Syndicated Community Offering, any Person may purchase up to $1,500,000 of Holding Company Common Stock, subject to the purchase limitations specified in Section 14.  In addition, unless otherwise approved by the Federal Reserve, orders received for Holding Company Common Stock in the Syndicated Community Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order. Provided that the Subscription Offering has begun, the Holding Company may begin the Syndicated Community Offering at any time.  The Holding Company reserves the right to reject any or all orders, in whole or in part, that are received in the Syndicated Community Offering.

Alternatively, if feasible, the Board of Directors may determine to offer Subscription Shares not sold in the Subscription Offering or any Community Offering for sale in a Firm Commitment Underwritten Offering subject to such terms, conditions and procedures as may be determined by the Mutual Holding Company and the Holding Company, subject to the right of the Holding Company to accept or reject in whole or in part any orders in the Firm Commitment Underwritten Offering.  Provided the Subscription Offering has begun, the Holding Company may begin the Firm Commitment Underwritten Offering at any time.

If for any reason a Syndicated Community Offering or Firm Commitment Underwritten Offering of shares of Holding Company Common Stock not sold in the Subscription Offering or any Community Offering cannot be effected, or in the event that any insignificant residue of shares of Holding Company Common Stock is not sold in the Subscription Offering, Community Offering, or any Syndicated Community Offering or Firm Commitment Underwritten Offering, the Holding Company will use its best efforts to make other arrangements for the disposition of unsubscribed shares aggregating at least the minimum of the Offering Range.  Such other purchase arrangements will be subject to receipt of any required approval of the Bank Regulators.

14.	LIMITATIONS ON PURCHASES

The following limitations shall apply to all purchases and issuances of shares of Conversion Stock:

A.           The maximum purchase of Holding Company Common Stock in the Subscription Offering by a Person or group of Persons through a single deposit account is $1,500,000 (150,000 shares). The maximum number of shares of Holding Company Common Stock that may be subscribed for or purchased in all categories in the Offering by any Person or Participant, together with any Associate or group of Persons Acting in Concert, shall not exceed $3,000,000 (300,000 shares) of Holding Company Common Stock, except that the Employee Plans may subscribe for up to 10% of the Holding Company Common Stock issued in the Offering and contributed to the Foundation (including shares issued in the event of an increase in the maximum of the Offering Range of 15%).

B.           The maximum number of shares of Holding Company Common Stock that may be issued to or purchased in all categories of the Offering by Officers and Directors and their Associates in the aggregate shall not exceed 25% of the shares of Conversion Stock and contributed to the Foundation.

C.           The maximum number of shares of Holding Company Common Stock that may be subscribed for or purchased in all categories of the Offering by any Person or Participant together with purchases by any Associate or group of Persons Acting in Concert, combined with Exchange Shares received by any such Person or Participant together with any Associate or group of Persons Acting in Concert, shall not exceed 9.9% of the shares of Conversion Stock, except that this ownership limitation shall not apply to the Employee Plans.

D.           A minimum of 25 shares of Holding Company Common Stock must be purchased by each Person or Participant purchasing shares in the Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Holding Company Common Stock purchased times the Subscription Price exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

E.           If the number of shares of Holding Company Common Stock otherwise allocable pursuant to Sections 8 through 13, inclusive, to any Person or that Person’s Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Holding Company Common Stock allocated to each such person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person’s Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above limits.

Depending upon market or financial conditions, the Boards of Directors of the Holding Company and the Mutual Holding Company, with the receipt of any required approvals of the Bank Regulators and without further approval of Voting Members, may decrease or increase the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares issued in the Offering except as provided below. If the Mutual Holding Company and the Holding Company increase the maximum purchase limitations, the Mutual Holding Company and the Holding Company are only required to resolicit Participants who subscribed for the maximum purchase amount in the Subscription Offering and may, in the sole discretion of the Mutual Holding Company and the Holding Company, resolicit certain other large purchasers.  In the event of such a resolicitation, the Mutual Holding Company and the Holding Company shall have the right, in their sole discretion, to require such persons to supply immediately available funds for the purchase of additional shares of Holding Company Common Stock.  Such persons will be prohibited from paying with a personal check, but the Mutual Holding Company and the Holding Company may allow payment by wire transfer.  In the event that the maximum purchase limitation is increased to 5% of the shares issued in the Offering, such limitation may be further increased to 9.99%, provided that orders for Holding Company Common Stock exceeding 5% of the shares of Holding Company Common Stock issued in the Offering shall not exceed in the aggregate 10% of the total shares of Holding Company Common Stock issued in the Offering.  Requests to purchase additional shares of the Holding Company Common Stock in the event that the purchase limitation is so increased will be determined by the Board of Directors of the Holding Company in its sole discretion.

In the event of an increase in the total number of shares offered in the Offering due to an increase in the maximum of the Offering Range of up to 15% (the “Adjusted Maximum”), the additional shares may be used to fill the Employee Plans orders before all other orders and then will be allocated in accordance with the priorities set forth in this Plan.

For purposes of this Section 14, (i) Directors, Officers and Employees of the Bank, the Mid-Tier Holding Company, the Mutual Holding Company and the Holding Company or any of their subsidiaries shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in paragraphs A. and B. of this Section 14, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

Each Person purchasing Holding Company Common Stock in the Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

15.	PAYMENT FOR SUBSCRIPTION SHARES

All payments for Holding Company Common Stock subscribed for in the Subscription Offering and Community Offering must be delivered in full to the Bank or Holding Company, together with a properly completed and executed Order Form, on or prior to the expiration date of the Offering; provided, however, that if the Employee Plans subscribe for shares in the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Holding Company Common Stock subscribed for by such plans at the Subscription Price upon consummation of the Conversion.  Subscription funds will be held in a segregated account at the Bank.

Except as set forth in Section 14.E., above, payment for Holding Company Common Stock subscribed for shall be made by personal check, money order or bank draft.  Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares for which they have subscribed by authorizing the Bank on the Order Form to make a withdrawal from the designated types of Deposit Accounts at the Bank in an amount equal to the aggregate Subscription Price of such shares.  Such authorized withdrawal shall be without penalty as to premature withdrawal.  If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.  Funds for which a withdrawal is authorized will remain in the subscriber’s Deposit Account but may not be used by the subscriber during the Offering.  Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price per share.  Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect.  Interest on funds received by check, draft or money order will be paid by the Bank at not less than the passbook rate.  Such interest will be paid from the date payment is processed by the Bank until consummation or termination of the Offering.  If for any reason the Offering is not consummated, all payments made by subscribers in the Subscription and Community Offerings will be refunded to them, with interest.  In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.  The Bank is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of stock in the Offering, and therefore, will not do so.

16.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

As soon as practicable after the registration statement prepared by the Holding Company has been declared effective by the SEC and the stock offering materials have been approved by the Bank Regulators, Order Forms will be distributed to the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Holding Company Common Stock in the Subscription Offering and will be made available for use by those Persons to whom a Prospectus is delivered.  Each Order Form will be preceded or accompanied by a Prospectus describing the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company, the Bank, the Holding Company Common Stock and the Offering.  Each Order Form will contain, among other things, the following:

A.           A specified date by which all Order Forms must be received by the Mutual Holding Company or the Holding Company, or its agent, which date shall be not less than 20 days, nor more than 45 days, following the date on which the Order Forms are first mailed to Participants by the Mutual Holding Company or the Holding Company, and which date will constitute the termination of the Subscription Offering unless extended;

B.           The Subscription Price per share for shares of Holding Company Common Stock to be sold in the Offering;

C.           A description of the minimum and maximum number of Subscription Shares which may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Subscription and Community Offering;

D.           Instructions as to how the recipient of the Order Form is to indicate thereon the number of Subscription Shares for which such Person elects to subscribe and the available alternative methods of payment therefor;

E.           An acknowledgment that the recipient of the Order Form has received a final copy of the Prospectus prior to execution of the Order Form;

F.           A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Mutual Holding Company or the Holding Company or their agent within the subscription period such properly completed and executed Order Form, together with payment in the full amount of the aggregate purchase price as specified in the Order Form for the shares of Holding Company Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber’s Deposit Account(s) at the Bank); and

G.           A statement to the effect that the executed Order Form, once received by the Mutual Holding Company or the Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company.

Notwithstanding the above, the Mutual Holding Company and the Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimiled order forms.

17.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

In the event Order Forms (a) are not delivered or are not timely delivered by the United States Postal Service, (b) are not received back by the Mutual Holding Company or Holding Company or are received by the Mutual Holding Company or Holding Company or their agent after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Holding Company Common Stock subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Participant to whom such rights have been granted will lapse as though such Participant failed to return the completed Order Form within the time period specified thereon; provided, however, that the Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Holding Company may specify.  The interpretation by the Holding Company of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the Bank Regulators.

18.	RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

The Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for shares of Holding Company Common Stock pursuant to this Plan reside.  However, no such Person will be issued subscription rights or be permitted to purchase shares of Holding Company Common Stock in the Subscription Offering if such Person resides in a foreign country; or in a state of the United States with respect to which any of the following apply: (a) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such state; (b) the issuance of subscription rights or the offer or sale of shares of Holding Company Common Stock to such Persons would require the Holding Company under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

19.	ESTABLISHMENT OF LIQUIDATION ACCOUNTS

A Liquidation Account shall be established by the Holding Company at the time of the Conversion in an amount equal to the product of (i) the Majority Ownership Interest and (ii) the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Conversion, plus the value of the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company prior to the effective date of the Conversion (excluding its ownership of Mid-Tier Holding Company common stock).  Following the Conversion, the Liquidation Account will be maintained for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank.  Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance in relation to his Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or to such balance as it may be subsequently reduced, as hereinafter provided.  The Holding Company also shall cause the Bank to establish and maintain the Bank Liquidation Account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank.

In the unlikely event of a complete liquidation of (i) the Bank or (ii) the Bank and the Holding Company (and only in such event) following all liquidation payments to creditors (including those to Account Holders to the extent of their Deposit Accounts), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the then adjusted subaccount balance for such Account Holder’s Deposit Account, before any liquidation distribution may be made to any holders of the Holding Company’s capital stock.  A merger, consolidation or similar combination with another depository institution or holding company thereof, in which the Holding Company and/or the Bank is not the surviving entity, shall not be deemed to be a complete liquidation for this purpose.  In such transactions, the Liquidation Account shall be assumed by the surviving holding company or institution.

In the unlikely event of a complete liquidation of either (i) the Bank or (ii) the Bank and the Holding Company (and only in such event) following all liquidation payments to creditors of the Bank (including those to Account Holders to the extent of their Deposit Accounts), at a time when the Bank has a positive net worth and the Holding Company does not have sufficient assets (other than the stock of the Bank) at the time of liquidation to fund its obligations under the Liquidation Account, the Bank, with respect to the Bank Liquidation Account shall immediately pay directly to each Eligible Account Holder and Supplemental Eligible Account Holder an amount necessary to fund the Holding Company’s remaining obligations under the Liquidation Account before any liquidating distribution may be made to any holders of the Bank’s capital stock and without making such amount subject to the Holding Company’s creditors.  Each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a distribution from the Liquidation Account with respect to the Holding Company, in the amount of the then adjusted subaccount balance for his Deposit Account then held, before any distribution may be made to any holders of the Holding Company’s capital stock.

In the event of a complete liquidation of the Holding Company where the Bank is not also completely liquidating, or in the event of a sale or other disposition of the Holding Company apart from the Bank, each Eligible Account Holder and Supplemental Eligible Account Holder shall be treated as surrendering such Person’s rights to the Liquidation Account and receiving from the Holding Company an equivalent interest in the Bank Liquidation Account.  Each such holder’s interest in the Bank Liquidation Account shall be subject to the same rights and terms as if the Bank Liquidation Account were the Liquidation Account (except that the Holding Company shall cease to exist).

The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of the Qualifying Deposits of such Account Holder and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders.  For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Account on each such record date.  Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

If, at the close of business on any annual closing date, commencing on or after the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance.  In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account.  If any such Deposit Account is closed, the related subaccount shall be reduced to zero.

The creation and maintenance of the Liquidation Account and the Bank Liquidation Account shall not operate to restrict the use or application of any capital of the Holding Company or the Bank, except that neither the Holding Company nor the Bank shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below:  (i) the amount required for the Liquidation Account or the Bank Liquidation Account, as applicable; or (ii) the regulatory capital requirements of the Holding Company (to the extent applicable) or the Bank. Neither the Holding Company nor the Bank shall be required to set aside funds in connection with its obligations hereunder relating to the Liquidation Account and the Bank Liquidation Account, respectively.  Eligible Account Holders and Supplemental Eligible Account Holders do not retain any voting rights in either the Holding Company or the Bank based on their liquidation subaccounts.

The amount of the Bank Liquidation Account shall equal at all times the amount of the Liquidation Account, and the Bank Liquidation Account shall be reduced by the same amount and upon the same terms as any reduction in the Liquidation Account.  In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution that exceeds such holder’s subaccount balance in the Liquidation Account.

For the three-year period following the completion of the Conversion, the Holding Company will not without prior Federal Reserve approval (i) sell or liquidate the Holding Company, or (ii) cause the Bank to be sold or liquidated.  Upon the written request of the Federal Reserve the Holding Company shall, or upon the prior written approval of the Federal Reserve the Holding Company may, at any time after two years from the completion of the Conversion, transfer the Liquidation Account to the Bank, at which time the Liquidation Account shall be assumed by the Bank and the interests of Eligible Account Holders and Supplemental Eligible Account Holders will be solely and exclusively established in the Bank Liquidation Account.  In the event such transfer occurs, the Holding Company shall be deemed to have transferred the Liquidation Account to the Bank and such Liquidation Account shall be subsumed into the Bank Liquidation Account and shall not be subject in any manner or amount to the claims of the Holding Company’s creditors.  Approval of this Plan by the Members shall constitute approval of the transactions described herein.

20.	CONTRIBUTION TO THE FOUNDATION

As part of the Conversion, the Holding Company, Bank and the Mutual Holding Company intend to donate shares of Holding Company Common Stock and cash to the Foundation, in such amounts, subject to regulatory limits, as shall be approved by the Board of Directors. This contribution to the Foundation is intended to enhance the Bank’s existing community reinvestment activities, and to share with the communities in which the Bank conducts its business a part of the Bank’s financial success as a community minded, financial services institution. The contribution of Holding Company Common Stock to the Foundation accomplishes this goal as it enables the community to share in the growth and profitability of the Holding Company and the Bank over the long term.

The Foundation is dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic-minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair market value of Foundation assets each year, less certain expenses. In order to serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the Foundation Shares.

For a period of five years following the Conversion, except for temporary periods resulting from death, resignation, removal or disqualification, (i) at least one director of the Foundation will be an independent director who is unaffiliated with the Holding Company and the Bank who is from the Bank’s local community and who has experience with local community charitable organizations and grant making, and (ii) at least one director shall be a person who is also a member of the Board of Directors of the Bank. The board of directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.

The contribution to the Foundation as part of the Conversion must be approved by a majority of the total number of votes eligible to be cast by Voting Members and by the Minority Stockholders.

21.	VOTING RIGHTS OF STOCKHOLDERS

Following consummation of the Conversion, the holders of the voting capital stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company.

22.	RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

A.           All Subscription Shares purchased by Directors or Officers of the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company or the Bank in the Offering shall be subject to the restriction that, except as provided in this Section or as may be approved by the Bank Regulators, no interest in such shares may be sold or otherwise disposed of for value for a period of one year following the date of purchase in the Offering.

B.           The restriction on disposition of Subscription Shares set forth above in this Section shall not apply to the following:

1.
Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company, as the case may be, which has been approved by the appropriate state and federal regulatory agencies; and

2.	Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of this Plan.

C.           With respect to all Subscription Shares subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:

1.	Each certificate representing shares restricted by this section shall bear a legend giving notice of the restriction;

2.
Instructions shall be issued to the stock transfer agent for the Holding Company not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

3.
Any shares of capital stock of the Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding Subscription Shares subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Subscription Shares.

23.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION

For a period of three years following the Conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the Bank Regulators, any outstanding shares of Holding Company Common Stock except from a broker-dealer registered with the SEC.  This provision shall not apply to negotiated transactions involving more than 1% of the outstanding shares of Holding Company Common Stock, the exercise of any options pursuant to a stock option plan or purchases of Holding Company Common Stock made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Bank or the Holding Company (including the Employee Plans) which may be attributable to any Officer or Director.  As used herein, the term “negotiated transaction” means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative.  The term “investment representative” shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

24.	TRANSFER OF DEPOSIT ACCOUNTS

Each person holding a Deposit Account at the Bank at the time of Conversion shall retain an identical Deposit Account at the Bank following Conversion in the same amount and subject to the same terms and conditions (except as to voting and liquidation rights) applicable to such Deposit Account in the Bank immediately prior to completion of the Conversion.

25.	REGISTRATION AND MARKETING

Within the time period required by applicable laws and regulations, the Holding Company will register the securities issued in connection with the Conversion pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the requirement to maintain the registration of such securities for three years may be fulfilled by any successor to the Holding Company.  In addition, the Holding Company will use its best efforts to encourage and assist a market-maker to establish and maintain a market for the Conversion Stock and to list those securities on a national or regional securities exchange.

26.	TAX RULINGS OR OPINIONS

Consummation of the Conversion is expressly conditioned upon prior receipt by the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank of either a ruling, an opinion of counsel or a letter of advice from their tax advisor regarding the federal and state income tax consequences of the Conversion to the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company, the Bank and the Account Holders and Voting Members receiving subscription rights in the Conversion.

27.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

A.           The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including without limitation, an ESOP.  Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Holding Company Common Stock in the Offering, to the extent permitted by the terms of such benefit plans and this Plan.

B.           As a result of the Conversion, the Holding Company shall be deemed to have ratified and approved all employee stock benefit plans maintained by the Bank and the Mid-Tier Holding Company and shall have agreed to issue (and reserve for issuance) Holding Company Common Stock in lieu of common stock of the Mid-Tier Holding Company pursuant to the terms of such benefit plans.  Upon consummation of the Conversion, the Mid-Tier Holding Company common stock held by such benefit plans shall be converted into Holding Company Common Stock based upon the Exchange Ratio.  Also upon consummation of the Conversion, (i) all rights to purchase, sell or receive Mid-Tier Holding Company common stock and all rights to elect to make payment in Mid-Tier Holding Company common stock under any agreement between the Bank or the Mid-Tier Holding Company and any Director, Officer or Employee thereof or under any plan or program of the Bank or the Mid-Tier Holding Company, shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell or receive Holding Company Common Stock and an identical right to make payment in Holding Company Common Stock under any such agreement between the Bank or the Mid-Tier Holding Company and any Director, Officer or Employee thereof or under such plan or program of the Bank, and (ii) rights outstanding under all stock option plans shall be assumed by the Holding Company and thereafter shall be rights only for shares of Holding Company Common Stock, with each such right being for a number of shares of Holding Company Common Stock based upon the Exchange Ratio and the number of shares of Mid-Tier Holding Company common stock that were available thereunder immediately prior to consummation of the Conversion, with the price adjusted to reflect the Exchange Ratio but with no change in any other term or condition of such right.

C.           The Holding Company and the Bank are authorized to adopt stock option plans, restricted stock award plans and other Non-Tax-Qualified Employee Stock Benefit Plans, provided that such plans conform to any applicable regulations. The Holding Company and the Bank intend to implement a stock option plan and a restricted stock award plan no earlier than six months after completion of the Conversion.  Stockholder approval of these plans will be required.  If adopted within 12 months following the completion of the Conversion, the stock option plan will reserve a number of shares equal to up to 10% of the shares sold in the Offering and the stock award plan will reserve a number of shares equal to up to 4% of the shares sold in the Offering for awards to employees and directors at no cost to the recipients (unless the Bank’s tangible capital is less than 10% upon completion of the Offering in which case the stock award plan will reserve a number of shares equal to up to 3% of the shares sold in the Offering), subject to adjustment, if any, as may be required by Federal Reserve regulations or policy in effect to reflect stock options or restricted stock granted by the Mid-Tier Holding Company prior to the completion of the Conversion. (Non-Tax-Qualified Employee Stock Benefit Plans implemented more than one year following the completion of the Conversion are not subject to the restrictions set forth in the preceding sentence.)  Shares for such plans may be issued from authorized but unissued shares, treasury shares or repurchased shares.

D.           The Holding Company and the Bank are authorized to enter into employment agreements and/or change in control agreements with their executive officers.

28.	RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY

A.	(1)
The charter of the Bank may contain a provision stipulating that no person, except the Holding Company, for a period of five years following the closing date of the Conversion, may directly or indirectly acquire or offer to acquire the beneficial ownership of more than 10% of any class of equity security of the Bank, without the prior written approval of the Federal Reserve.  In addition, such charter may also provide that for a period of five years following the closing date of the Conversion, shares beneficially owned in violation of the above-described charter provision shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote.  In addition, special meetings of the stockholders relating to changes in control or amendment of the charter may only be called by the Board of Directors, and shareholders shall not be permitted to cumulate their votes for the election of Directors.

     (2)        For a period of three years from the date of consummation of the Conversion, no person, other than the Holding Company, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Bank without the prior written consent of the Federal Reserve.  Nothing in this Plan shall prohibit the Holding
                 Company from taking actions permitted under 12 C.F.R. 239.63(f).

B.           The Articles of Incorporation of the Holding Company may contain a provision stipulating that in no event shall any record owner of any outstanding shares of Holding Company Common Stock who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote with respect to any shares held in excess of 10%.  In addition, the Articles of Incorporation and Bylaws of the Holding Company may contain provisions which provide for, or prohibit, as the case may be, staggered terms of the directors, noncumulative voting for directors, limitations on the calling of special meetings, a fair price provision for certain business combinations and certain notice requirements.

C.           For the purposes of this section:

(1)	The term “person” includes an individual, a firm, a corporation or other entity;

(2)	The term “offer” includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

(3)	The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

(4)	The term “security” includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a “security” as defined in 15 U.S.C. § 77b(a)(1).

29.	PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

A.           The Holding Company shall comply with applicable regulations in the repurchase of any shares of its capital stock following consummation of the Conversion.  The Holding Company shall not declare or pay a cash dividend on, or repurchase any of, its capital stock, if such dividend or repurchase would reduce its capital below the amount then required for the Liquidation Account.

B.           The Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below its applicable regulatory capital requirements.

30.	ARTICLES OF INCORPORATION AND BYLAWS

By voting to approve this Plan, Voting Members will be voting to adopt the Articles of Incorporation and Bylaws for the Holding Company.

31.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE

The Effective Date of the Conversion shall be the date upon which the Articles of Combination shall be filed with the Federal Reserve and the Articles of Merger shall be filed with the Secretary of State of the State of Maryland.  The Articles of Combination and the Articles of Merger shall be filed after all requisite regulatory, member and stockholder approvals have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and orders for Subscription Shares have been received.  The closing of the sale of all shares of Holding Company Common Stock sold in the Offering and the Exchange Offering shall occur simultaneously on the effective date of the closing.

32.	EXPENSES OF CONVERSION

The Mutual Holding Company, the Mid-Tier Holding Company, the Bank and the Holding Company may retain and pay for the services of legal, financial and other advisors to assist in connection with any or all aspects of the Conversion, including the Offering, and the contribution to the Foundation, and such parties shall use their best efforts to assure that such expenses shall be reasonable.

33.	AMENDMENT OR TERMINATION OF PLAN

If deemed necessary or desirable, this Plan may be substantively amended as a result of comments from the Bank Regulators or otherwise at any time prior to the meetings of Voting Members and Mid-Tier Holding Company stockholders to vote on this Plan by the Board of Directors of the Mutual Holding Company, and at any time thereafter by the Board of Directors of the Mutual Holding Company with the concurrence of the Bank Regulators.  Any amendment to this Plan made after approval by Voting Members and Mid-Tier Holding Company stockholders with the approval of the Bank Regulators shall not necessitate further approval by Voting Members unless otherwise required by the Bank Regulators.  The Board of Directors of the Mutual Holding Company may terminate this Plan at any time prior to the Special Meeting of Members and the Meeting of Stockholders to vote on this Plan, and at any time thereafter with the concurrence of the Bank Regulators.

By adoption of this Plan, Voting Members of the Mutual Holding Company authorize the Board of Directors of the Mutual Holding Company to amend or terminate this Plan under the circumstances set forth in this Section.

34.	CONDITIONS TO CONVERSION

Consummation of the Conversion pursuant to this Plan is expressly conditioned upon the following:

A.           Prior receipt by the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank of rulings of the United States Internal Revenue Service and the state taxing authorities, or opinions of counsel or tax advisers as described in Section 26 hereof;

B.           The issuance of the Subscription Shares offered in the Conversion;

C.           The issuance of Exchange Shares; and

D.           The completion of the Conversion within the time period specified in Section 3 of this Plan.

35.	INTERPRETATION

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Mutual Holding Company shall be final, subject to the authority of the Bank Regulators.

Dated: September 4, 2014

EXHIBIT A

FORM OF AGREEMENT OF MERGER BETWEEN
KEARNY MHC AND
KEARNY FINANCIAL CORP.

AGREEMENT OF MERGER BETWEEN
KEARNY MHC AND
KEARNY FINANCIAL CORP.

THIS AGREEMENT OF MERGER (the “MHC Merger Agreement”) dated as of ______________, is made by and between Kearny MHC, a federal mutual holding company (the “Mutual Holding Company”) and Kearny Financial Corp., a federal corporation (the “Mid-Tier Holding Company”).  Capitalized terms have the respective meanings given them in the Plan of Conversion and Reorganization (the “Plan”) of the Mutual Holding Company, unless otherwise defined herein.

R E C I T A L S:

1.           The Mutual Holding Company is a federal mutual holding company that owns ___% of the common stock of the Mid-Tier Holding Company.

2.           The Mid-Tier Holding Company is a federal corporation that owns 100% of the common stock of the Bank.

3.           At least two-thirds of the members of the boards of directors of the Mutual Holding Company and the Mid-Tier Holding Company have approved this MHC Merger Agreement whereby the Mutual Holding Company shall merge with the Mid-Tier Holding Company with the Mid-Tier Holding Company as the surviving or resulting corporation (the “MHC Merger”), and have authorized the execution and delivery thereof.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1.           Merger.  At and on the Effective Date of the MHC Merger, the Mutual Holding Company will merge with the Mid-Tier Holding Company with the Mid-Tier Holding Company as the resulting entity (“Resulting Corporation”) whereby the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be canceled and members of the Mutual Holding Company will constructively receive liquidation interests in Mid-Tier Holding Company in exchange for their ownership interests in the Mutual Holding Company.

2.           Effective Date.  The MHC Merger shall not be effective until and unless the Plan is approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) after approval of this MHC Merger Agreement by at least (i) two-thirds of the votes eligible to be cast by the Stockholders of the Mid-Tier Holding Company, (ii) a majority of the votes eligible to be cast by Minority Stockholders, and (iii) a majority of the votes eligible to be cast by Voting Members, and the Articles of Combination shall have been filed with the Federal Reserve with respect to the MHC Merger.  Approval of the Plan by the Voting Members shall constitute approval of the MHC Merger Agreement by the Voting Members.  Approval of the Plan by Minority Stockholders of the Mid-Tier Holding Company, including the Minority Stockholders, shall constitute approval of the MHC Merger Agreement by such stockholders.

3.           Name.  The name of the Resulting Corporation shall be Kearny Financial Corp.

 4.           Offices.  The main office of the Resulting Corporation shall be 120 Passaic Avenue, Fairfield, New Jersey 07004.

5.           Directors and Officers.  The directors and officers of the Mid-Tier Holding Company immediately prior to the Effective Date shall be the directors and officers of the Resulting Corporation after the Effective Date.

6.           Rights and Duties of the Resulting Corporation.  At the Effective Date, the Mutual Holding Company shall be merged with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the Resulting Corporation.  The business of the Resulting Corporation shall be that of a federally chartered corporation as provided in its Charter.  All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mid-Tier Holding Company and the Mutual Holding Company shall be transferred automatically to and vested in the Resulting Corporation by virtue of the MHC Merger without any deed or other document of transfer.  The Resulting Corporation, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Mid-Tier Holding Company and the Mutual Holding Company.  The Resulting Corporation shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mid-Tier Holding Company and the Mutual Holding Company immediately prior to the MHC Merger, including liabilities for all debts, obligations and contracts of the Mid-Tier Holding Company and the Mutual Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mid-Tier Holding Company or the Mutual Holding Company.  The stockholders of the Mid-Tier Holding Company shall possess all voting rights with respect to the shares of stock of the Resulting Corporation.  All rights of creditors and other obligees and all liens on property of the Mid-Tier Holding Company and the Mutual Holding Company shall be preserved and shall not be released or impaired.

7.           Rights of Stockholders.  At the Effective Date, the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be canceled and members of the Mutual Holding Company will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their ownership interests in the Mutual Holding Company. Minority Stockholders’ rights will remain unchanged.

8.           Other Terms.  All terms used in this MHC Merger Agreement shall, unless defined herein, have the meanings set forth in the Plan.  The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this MHC Merger Agreement and the Conversion.

A-2

IN WITNESS WHEREOF, the Mutual Holding Company and the Mid-Tier Holding Company have caused this MHC Merger Agreement to be executed as of the date first above written.

Kearny MHC
(a federal mutual holding company)
ATTEST:

__________________                               By: ________________________
Sharon Jones                                                                                                         Craig L. Montanaro
Corporate Secretary	President and Chief Executive Officer

Kearny Financial Corp.
(a federal corporation)
ATTEST:

__________________                               By: ________________________
Sharon Jones                                                                                                        Craig L. Montanaro
Corporate Secretary                                                                                             President and Chief Executive Officer

A-3

EXHIBIT B

FORM OF AGREEMENT OF MERGER BETWEEN
KEARNY FINANCIAL CORP.,
A FEDERAL CORPORATION AND
KEARNY FINANCIAL CORP.,
A MARYLAND CORPORATION

AGREEMENT OF MERGER BETWEEN
KEARNY FINANCIAL CORP.,
A FEDERAL CORPORATION AND
KEARNY FINANCIAL CORP.,
A MARYLAND CORPORATION

THIS AGREEMENT OF MERGER (the “Mid-Tier Merger Agreement”), dated as of ______________, is made by and between Kearny Financial Corp., a federal corporation (the “Mid-Tier Holding Company”) and Kearny Financial Corp., a Maryland corporation (the “Holding Company”).  Capitalized terms have the respective meanings given them in the Plan of Conversion and Reorganization of Kearny MHC (the “Plan”) unless otherwise defined herein.

R E C I T A L S:

1.           The Mid-Tier Holding Company is a federal corporation that owns 100% of the common stock of the Bank.

2.           The Holding Company has been organized to succeed to the operations of the Mid-Tier Holding Company.

3.           At least two-thirds of the members of the boards of directors of the Mid-Tier Holding Company and the Holding Company have approved this Mid-Tier Merger Agreement whereby the Mid-Tier Holding Company will be merged with the Holding Company with the Holding Company as the resulting corporation (the “Mid-Tier Merger”), and authorized the execution and delivery thereof.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1.           Merger.  At and on the Effective Date of the Mid-Tier Merger, the Mid-Tier Holding Company will merge with the Holding Company with the Holding Company as the resulting corporation (the “Resulting Corporation”), whereby the Bank will become the wholly-owned subsidiary of the Holding Company.  As part of the Mid-Tier Merger, the members of Kearny MHC who constructively received liquidation interests in Mid-Tier Holding Company will exchange the liquidation interests in the Mid-Tier Holding Company that they constructively received in the MHC Merger for an interest in the Liquidation Account and the stockholders of the Mid-Tier Holding Company (Minority Stockholders immediately prior to the Conversion) will exchange their shares of Mid-Tier Holding Company Common Stock for Holding Company Common Stock in the Exchange Offering pursuant to the Exchange Ratio.

2.           Effective Date.  The Mid-Tier Merger shall not be effective until and unless the Plan is approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) after approval by at least (i) two-thirds of the votes eligible to be case by Stockholders of the Mid-Tier Holding Company, (ii) a majority of the votes eligible to be cast by Minority Stockholders, and (iii) a majority of the votes eligible to be cast by Voting Members, and the Articles of Combination shall have been filed with the Federal Reserve and Articles of Merger have been filed with the Secretary of State of the State of Maryland with respect to the Mid-Tier Merger.  Approval of the Plan by the Voting Members shall constitute approval of the Mid-Tier Merger Agreement by the Voting Members in their capacity as members of Kearny MHC.  Approval of the Plan by the stockholders of the Mid-Tier Holding Company, including the Minority Stockholders, shall constitute approval of the Mid-Tier Merger Agreement by such stockholders.

3.           Name.  The name of the Resulting Corporation shall be Kearny Financial Corp.

4.           Offices.  The main office of the Resulting Corporation shall be 120 Passaic Avenue, Fairfield, New Jersey 07004.

5.           Directors and Officers.  The directors and officers of the Mid-Tier Holding Company immediately prior to the Effective Date shall be the directors and officers of the Resulting Corporation after the Effective Date.

6.           Rights and Duties of the Resulting Corporation.  At the Effective Date, the Mid-Tier Holding Company shall merge with the Holding Company, with the Holding Company as the Resulting Corporation.  The business of the Resulting Corporation shall be that of a Maryland corporation as provided in its Articles of Incorporation.  All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mid-Tier Holding Company and the Holding Company shall be transferred automatically to and vested in the Resulting Corporation by virtue of the Mid-Tier Merger without any deed or other document of transfer.  The Resulting Corporation, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Mid-Tier Holding Company and the Holding Company.  The Resulting Corporation shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mid-Tier Holding Company and the Holding Company immediately prior to the Mid-Tier Merger, including liabilities for all debts, obligations and contracts of the Mid-Tier Holding Company and the Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mid-Tier Holding Company or the Holding Company.  The stockholders of the Holding Company shall possess all voting rights with respect to the shares of stock of the Resulting Corporation.  All rights of creditors and other obligees and all liens on property of the Mid-Tier Holding Company and the Holding Company shall be preserved and shall not be released or impaired.

7.           Rights of Stockholders.  At the Effective Date, the members of Kearny MHC immediately prior to the Conversion will exchange the liquidation rights in the Mid-Tier Holding Company that they constructively received in the MHC Merger for interests in the Liquidation Account, and the stockholders of Mid-Tier Holding Company (Minority Stockholders immediately prior to the Conversion) will exchange their shares of Mid-Tier Holding Company Common Stock for Holding Company Common Stock in the Exchange Offering pursuant to the Exchange Ratio.

B-2

8.           Other Terms.  All terms used in this Mid-Tier Merger Agreement shall, unless defined herein, have the meanings set forth in the Plan.  The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this Mid-Tier Merger Agreement and the Conversion.

B-3

IN WITNESS WHEREOF, the Mid-Tier Holding Company and the Holding Company have caused this Mid-Tier Merger Agreement to be executed as of the date first above written.

Kearny Financial Corp.

ATTEST:

_________________                            By:_______________________
Sharon Jones                                                                                             Craig L. Montanaro
Corporate Secretary                                                                                  President and Chief Executive Officer

Kearny Financial Corp.
(a Maryland corporation)
ATTEST:

_________________                            By:_______________________
Sharon Jones                                                                                             Craig L. Montanaro
Corporate Secretary                                                                                  President and Chief Executive Officer

B-4